FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

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PATK - Q4 2016 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 16, 2017 / 03:00PM GMT

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Julie Ann Kotowski Patrick Industries - Director of Financial Reporting & IR
Todd Cleveland Patrick Industries - CEO
Andy Nemeth Patrick Industries - President
Josh Boone Patrick Industries - CFO

CONFERENCE CALL PARTICIPANTS
Daniel Moore CJS Securities - Analyst
Scott Stember C.L. King - Analyst
Stephen O'Hara Sidoti and Company, LLC - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the Patrick Industries Inc. fourth quarter 2016 earnings conference call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries - Director of Financial Reporting & IR

Good morning everyone and welcome to Patrick Industries' fourth quarter 2016 conference call. I am joined on the call today by Todd Cleveland, CEO; Andy Nemeth, President; and Josh Boone, CFO.

Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors, many of which that are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statement.

These factors are identified in our press releases, our Form 10-K for the year ended 2015, and in our other filings with the Securities and Exchange Commission. We undertake no obligations to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries - CEO

Thank you, Julie Ann, and thank you all for joining us on the call today. This morning we would like to discuss the company's fourth quarter and full year 2016 results and provide an update on the major markets we serve. We'll then conclude by providing an update on our overall business outlook.

Our revenues for the fourth quarter and full year 2016 were in line with the continued strong demand patterns of the RV industry and our operating results were solid as we reported increased profitability and cash flows.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Our revenues for 2016 exceeded the $1.2 billion mark, a year-over-year increase of 33% and our net income per diluted share was $3.64, representing a 34% increase from 2015. These improvements on top and bottom-line were fueled by the acquisition growth, including the successful integration of eight companies acquired in 2016, strong industry performance in all three of the end markets, increased penetration into the industries we serve, and a focus by our team on ensuring that our customers are always a top priority, and are provided with the highest quality service.

Additionally, we focused heavily in the third and fourth quarters on adding capacity to support our OEM partners at the expense of certain short-term inefficiencies as they continue to position themselves for expected growing consumer demand.

We invested over $15 million on strategic capital expenditures including $9 million in the third and fourth quarters on facility and equipment upgrades as well as expansions in geographic regions of the country to be able to continue to emphasize our value proposition for our customer base.

I'm extremely proud of our team members who worked tirelessly and with a tremendous amount of passion, energy, and drive to support each other in the aligned effort -- with expectations at the highest level.

Now, I'll turn the call over to Andy and further review the markets and performance.

Andy Nemeth - Patrick Industries - President

Thank you, Todd. Our fourth quarter results are a reflection of incredibly strong RV seasonal demand patterns, including a post-election surge in consumer confidence and wholesale shipment levels, and our continued 2016 efforts to strategically invest in capacity, talent planning and retention, and certain overhead to support the growing demand and expectations in 2017 in all three primary markets we serve.

The RV industry experienced its fourth consecutive quarter of double-digit growth and its strongest on record with November and December shipments increasing 27% and 18%, respectively, over 2015 and highest level of annual shipments in more than 40 years.

Additionally, the industry saw its seventh consecutive year of growth in wholesale and retail units shipped and sold with continued optimism, positive retail trends, and no signs of slowing down as we head into 2017 where initial reports indicated that January dealer shows have seen strong attendance levels.

The MH industry also continues to show signs of an organic tailwind and was able to provide support and looked to as a resource for those displaced by the effects of Hurricane Matthew and the flooding in Louisiana in 2016.

Wholesale shipments finished 2016 up 15% compared to prior year, including the strongest December since 2005 and its best fourth quarter since 2007. Our industrial revenues continue to improve driven by non-residential construction spending as well as increasing 40% in the quarter and 44% for the full year despite a choppy residential housing market.

Focusing on more specific market statistics, indicators and trends, the RV sector of our business represents our primary market, comprising 75% of our annual sales. Our RV sales grew 29% in the quarter, off of a 19% increase in industry-wide wholesale shipments.

On an annual basis, our RV sales were up 32%, with industry shipments 15% higher than the prior year. The industry strength continues to climb throughout the year as 2016 quarterly shipment improvements increased sequentially with the fourth quarter showing the strongest seasonal improvement of all four quarters.

Wholesale shipments of travel trailers, which represent approximately 75% of the towables market, led the way increasing 24% in the fourth quarter of 2016 and 18% for the full year. The strength in the towables market was not limited to travel trailers. Shipment levels in larger more expensive units, particularly, in the fifth wheel sector, which represents approximately 21% of the towables market in 2016 also showed strong growth, increasing approximately 10% and 7% in the fourth quarter and full year 2016, respectively.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

First half 2016 shipments in this sector were up 2%, while second half shipment levels were up 13%, with both November and December increasing 17% and 15% respectively. As the mix of fifth wheel in travel trailer production level shifts towards higher end products, our dollar content increases as well and we experienced monthly TTM content improvements throughout 2016.

The motorized sector of the industry represented approximately 13% of all RV wholesale units shipped in the quarter, increasing approximately 15% in the quarter and 16% versus 2015.

Class A shipments, which are the most expensive of the motorized class, were flat for the fourth quarter and were up a modest 3% for the full year while Class Bs and Cs, smaller, less expensive motorized units and representing approximately 60% of all motorized units shipped increased approximately 26% on an annual basis with the strongest growth up 31% in the back half of the year.

On the retail side, combined domestic and Canadian retail sales were up 10% year-over-year with towable unit retail sales up 10% and motorized unit sales up 11%. Domestic RV retail sales which represented 90% of overall retail sales were up 13% year-over-year, while Canadian retail sales continue to be depressed, down approximately 12% for the same period, primarily as a result of continued weakness in the Canadian dollar.

Overall retail sales in comparison to wholesale shipments for 2016 indicate a slight build-up towards the end of the year. However, all indicators and surveys point towards healthy and balanced inventory levels in anticipation of strong retail trends and expectations for 2017.

On the manufactured housing side of our business, our sales increased 28% for the quarter and 26% annually, again outperforming industry growth of 15% for the same periods.

There continues to be pockets of strength, particularly in the Southeast region of the country, which represents approximately 35% of the MH market and was up approximately 18% year-to-date.

In addition, the Southwest region, which comprises another 29% of the market experienced a surge in shipments in the fourth quarter, increasing approximately 11% for the year, up from relatively flat through the third quarter of 2016, primarily as a result of FEMA shipments due to the weather-related disasters in that region of the country.

We currently expect continued steady growth in this market for 2017 and in the long-term, with growth rates and seasonality consistent with recent years. Additionally, the MH industry shipment levels experienced in 2016 could indicate a possible tailwind, providing better than historical trends in the 8% to 10% range.

Our objective is to continue to outperform the MH market by capitalizing on our breadth of product and focusing on expansion and acquisition strategies.

The company's industrial revenues increased 40% in the quarter, primarily reflecting a pickup in non-residential construction spending that was mainly driven by activity in the areas of office, hotel, motel, and commercial construction. Approximately 50% of our industrial revenue base was directly tied to the residential housing market, where residential housing starts were up 5% annually.

For 2017, the NAHB is predicting housing starts to increase approximately 6% compared to 2016, reaching the highest level since 2007. We will continue to concentrate in the residential, cabinet and furniture, retail, commercial, hospitality, and institutional markets.

The industrial markets represent a breadth of product opportunities for us, both through expansion, acquisition, and organic market penetration. It is our intention to capitalize on expansion opportunities in these markets and as well expand our presence in the new territories and markets to further grow our market share.

On the acquisition front, in December 2016, we completed two acquisitions; Sigma Wire International and KRA International, with annualized revenues in the aggregate of approximately $21 million.

Sigma is a manufacturer of a wide range of PVC insulated wire and cable products, primarily for the RV and Marine markets. KRA, which operates primarily in the RV and industrial markets, is a manufacturer of wire harnesses and associate assemblies for RVs, commercial vehicles, lawn care equipment, Marine products, the Defense industry and the automotive aftermarket products.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Both Sigma and KRA have plug-and-play vertical integration synergies in both the RV and Marine space with our recent acquisition of BHE in August 2016, and our existing fiberglass and thermoforming operations as well as opportunities capitalize on our expansion profile and initiatives.

The eight companies we acquired in 2016 all provide the opportunity to increase our product offerings, market share, and per unit content in three primary markets we serve. For the full year 2016, these acquisitions contributed approximate $92 million of additional revenue, were accretive to earnings and are performing at or better than expected.

Our focus on the successful integration of these acquisitions as well as others acquired over the past several years has resulted in synergy realization, organic market share growth, accretion to earnings, and the addition of high quality team members to the Patrick organization.

Additionally, our expansion initiatives and those of our OEM partners will allow us to capitalize on the commercial and industrial synergies in selected regions to support the profitable growth of our company.

Overall, our ongoing assessment of both short-term and long-term opportunities and risks for our business model supports our belief that the RV industry is positioned to grow well above the RVIA's current forecast of wholesale unit shipments of approximately 438,000 units for 2017.

Based on our current outlook for the RV industry, we believe there is opportunity for an extended runway in which RV wholesale unit shipments could reach in excess of 480,000 units by 2020 based on a 3% annual growth rate and potentially as high as 500,000 units or more over the same time period based on a 5% annual growth rate.

Based on this forecast, current industry trends and our continuing market content improvement, we are excited to expand our pursuit to continue to bring high quality differentiated products and service to support and enhance the overall RV brand and lifestyle that has garnered the attention of both millennials and baby boomers alike.

Also industry reports and dealer surveys continue to indicate that RV dealer inventories are in line with the anticipated retail demand and momentum continues to be very strong as OEMs and dealers add capacity where necessary to meet growing demand.

On the MH side, we continue to believe there is significant potential for this market in the long-term. We had a strong start in the MH industry, particularly in the first half of 2016 and we are expecting consistent conditions in 2017.

We're currently forecasting an approximate 10% growth rate in MH wholesale units for fiscal 2017 and expect to see continued year-over-year improvement with limited risk in the near-term.

Our industrial footprint also continues to grow in conjunction with our expansion initiatives in efforts to continue to further penetrate the regional markets as well as our focus on developing product line extensions to capitalize on our existing core competencies within our manufacturing and distribution platforms.

The complexity of our business model also continues to grow as we operate out of 35 different brands today with tremendously talented team members. While labor and capacity constraints tightened in the third and fourth quarters, we implemented initiatives to drive operating synergies and efficiencies. We maintain a lien operating structure as a core value with the expectation that our team members will continually evolve to meet and exceed the previous standard and we flex with the changing demand cycles of the business.

We may see fluctuations in the short-term as a result. However, our focus on the long-term value and efficiency generation remains paramount to our ability to leverage our manufacturing, distribution, and products expertise and cost structure, and drive the success of our strategic plan.

We will continue to prioritize our organizational strategic agenda to grow our topline with the expectation of outpacing our respective markets driven by acquisitions, new products, expansions, and market share gains.

In addition, we look to drive incremental earnings growth supported by a combination of acquisition-related revenue, increase synergies and efficiencies with acquisitions, leveraging our fixed costs, and managing controllable expenses and an increased focus on strategic CapEx, resulting in cost reductions and labor efficiencies.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

We've seen our efforts translate into efficiency and capacity improvements and expect to continue to further realize the benefit of our investments in 2017. All of our extremely talented and dedicated team members continue to work vigorously to maximize our value proposition to our many business partners and provide the highest level of quality products and service consistent with our customer-first performance-oriented culture.

I'll now turn the call over to Josh, who will provide additional comments on our financial performance.

Josh Boone - Patrick Industries - CFO

Thanks Andy. Our net sales for the fourth quarter increased $75 million or 30% over the prior year period to $324 million, continuing of double-digit revenue growth in every quarter this year and outpacing our respective markets.

On an annual basis, our sales exceeded $1.2 billion, increasing by 33% compared to 2015 or $302 million. Revenue growth was driven by acquisition-related sales, including $92 million contribution from 2016 acquisitions for the full year, geographic and product expansion efforts, and as well as growth in our three markets.

Our RV revenues were up 29% in the fourth quarter, reflecting robust wholesale shipments of 19%. For the full year, RV sales were up 32% on a shipment increase of 15% and our RV content per unit increased 15% from $1,845 per unit in 2015 to $2,126 per unit in 2016.

Our MH revenues increased 28% for the quarter, on unit shipment improvements of 15%. On an annual basis, our MH sales were up 26%, with unit shipments improving by 15%. And our MH content per unit increased 8% from $1,825 per unit in 2015 to $1,966 per unit in 2016.

And finally, our industrial revenues were up 40% in the quarter and 44% annually. While the residential housing market has grown at a slower pace, up a modest 5% for 2016, we are continuing to expand into new commercial markets introducing new product lines via acquisitions and new product development and penetrating adjacent markets and new geographic regions.

The acquisitions we completed in 2016 and 2015 coupled with our continued focus on leveraging growth synergies across the organization, expanding our product portfolio, and entering new markets and geographic regions have enabled us to continue to outperform our markets and drive content growth.

Our gross margin in the fourth quarter was 16.4%, down 30 basis points from the fourth quarter of 2015. There were a few factors contributing to the gross margin decline. As we mentioned in our last quarter's call, the unseasonably strong wholesale RV shipments we experience in the latter half the year created certain capacity strains and labor inefficiencies, particularly in some of our Midwest facilities.

Our strategic CapEx that we deployed beginning late in the third quarter is expected to alleviate those strains and efficiencies in 2017. The continued strong late Q4 demand patterns resulted in us continuing to feel some of those efficiency effects in the quarter as reinvested in talent planning, retention, and certain overhead to support the platform in 2017.

Additionally, we experienced unusually higher health insurance costs in the quarter relative to the prior three quarters in 2016 and the prior year. And lastly, we continue to implement price decreases to customers on certain commodities as we still saw relatively soft commodity costs in the quarter.

For the full year, our gross margin was 16.6%, an increase of 10 basis points from the prior year. Operating expenses increased slightly to 9.5% of sales in the fourth quarter of 2016 compared to 9.1% in the prior year. On an annual basis, operating expenses increased 20 basis points from 8.9% to 9.1%.

Warehouse and delivery and SG&A in the aggregate were up slightly by 10 basis points and intangible asset amortization was also up 10 basis points related to acquisition activity over the prior two years.

Operating income increased $3 million, or 18% in the fourth quarter compared to the prior year and $21 million, or 30% for the full year. Operating margins in the fourth quarter were 6.8% compared to 7.6% in 2015, primarily due to the factors previously described. And on annual basis, our operating margins were 7.4% compared to 7.6% in the prior year.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Our net income per diluted share in the fourth quarter of 2016 was up 14% to $0.89 compared $0.78 in the prior year. For the full year, net income per diluted share was up 34% to $3.64 versus $2.72 in 2015.

As communicated in our news release, our net income for the full year 2016 reflects the adoption of a new accounting standard related to employee share-based payments that requires excess tax benefits and deficiencies, resulting from vesting or exercise of such payments to be recognized in our income tax provision rather than additional paid in capital.

The adjustment was reflected in our nine months 2016 earnings and related diluted per share amounts retroactively as required under the standard and equated to $1.3 million increase in net income for the full year. There was no impact to net income for the fourth quarter.

Now, turning to the balance sheet. Our total assets increased approximately $153 million from December 31st, 2015, primarily reflecting overall growth in our business year-over-year, the full impact of acquisitions completed in 2015 and 2016, and the related working capital ramp-up with higher sales volumes.

Operating cash flows for 2016 were $97 million compared to $67 million in 2015. Our operating cash flows reflect our strong earnings and our continued focus on leveraging our working capital relative to our sales growth and provide us the flexibility to continue to execute on our capital allocation strategy.

Our capital spending in 2016 of approximately $15 million focused on expansion, increased efficiency, and capacity efforts, as well new process and product development. Our capital allocation strategy in 2017 includes continued investment in aligning our facilities with core OEM expansion efforts.

For the full year 2017, we estimate our total capital expenditures to be approximately $60 million, but will continue to assess our needs given market demands and make adjustments where necessary to address any capacity constraints or bottlenecks within our operations.

We repurchased an additional 10,000 shares of common stock in the fourth quarter of 2016. For the full year, we repurchased approximately 121,000 shares for a total cost of $5.2 million. We intend to continue to evaluate and strategically consider share repurchases in 2017.

Finally, after executing on two additional acquisitions in the fourth quarter for a combined eight companies for the year, investing approximately $15 million in capital expenditures and 5 million in share repurchases, our leverage position relative to EBITDA remains just under two times at the end of the fourth quarter. We expect to continue to maintain appropriate leverage position consistent with our capital allocation strategy.

Unused availability under our credit facility including cash on hand at the end of fourth quarter was approximately $84 million.

That completes my remarks. Todd?

Todd Cleveland - Patrick Industries - CEO

Thanks Josh. As we've discussed, 2016 was a very successful year for the company. Overall, we're very pleased with our operating and financial achievements in 2016 and remain optimistic about our continued growth in 2017 and our emphasis on consistently improving our performance and align with our core values.

We plan to continue our focus on growth and expansion in all three of the end markets we serve and to aggressively gain market share and increase our presence to grow our business by capitalizing on our core strengths and increasing customer awareness for the breadth of the products we provide.

The acquisitions we completed over the last few years, coupled with our efforts to expand into prime geographic regions and our initiatives to increase efficiency and capacity are expected to increasingly contribute to our earnings on a go-forward basis.

In 2017, we will continue to evaluate acquisitions that are in line with our strategic growth plan and expect to further target markets in line with our current portfolio to allow us to continue to cultivate the Patrick brand and our product offerings.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

It goes without saying that we could not have achieved our many successes over the years if it weren't for the ongoing support we received from all of our business partners, including our customers, suppliers, banking partners, Board of Directors, and shareholders who we are privileged to serve.

In addition, it is of the extreme loyalty, dedication, strength, and abilities of our talented 4,800-plus team members that allows us to continue to execute on our strategic plan. As this partnership with all of you, it has afforded us the opportunity to always serve our customers at the highest level and provide a quality service and shareholder value for the years to come.

This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

And our first question comes from Daniel Moore from CJS Securities.

Daniel Moore - CJS Securities - Analyst

Good morning.

Todd Cleveland - Patrick Industries - CEO

Good morning Dan.

Andy Nemeth - Patrick Industries - President

Good morning Dan.

Daniel Moore - CJS Securities - Analyst

I wanted to start just focus a little bit on gross margins, Josh as you mentioned in the prepared remarks, a couple -- pointed out a couple of things kind of the unseasonably strong shipments healthcare cost. Is it possible to quantify in rough terms the impact of each of those on the gross margins in Q4? And more broadly where we stand from here? What are your expectations for gross margins being up, down in 2017?

Josh Boone - Patrick Industries - CFO

Yes, this is Josh, Dan. So, regarding the health insurance cost, it ran a little high for the year and in Q4, we really felt the effects of that, impacted EPS to the tune of $0.04 in the quarter and about 30 basis points of operating margins in the quarter.

As far as the labor efficiencies, we talked about that in late Q3, deploying our strategic CapEx that was in full effect in the quarter. And for the quarter, we felt effects of that still with the strong seasonal shipments to the tune of about 40 basis points of operating margins or $0.05 of EPS.

Going forward, for 2017, we do expect gross margin expansion and operating margin expansion and we expect to feel the effects and alleviate those capacity strains and labor inefficiencies that we talked about in our prepared remarks.

Daniel Moore - CJS Securities - Analyst

Got it. Very helpful. One of the other things you talked about, theme for a while has been de-contenting, fifth wheels seem to be making a bit of a comeback. What are your expectations for content growth in 2017 on an organic basis?

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Josh Boone - Patrick Industries - CFO

So, I'll start first here on that. So, for the quarter, we did feel the effects of the fifth wheels from a content standpoint. Our organic growth was 16% for the quarter net of acquisitions and if we net-out industry growth, we're plus 2% to 3% for the quarter.

So, we really gained traction in the back half the year. If you recall, in the first half the year, we were down 7% to 8% net of industry growth from a content standpoint and we significantly gained ground here in the last six months of the year to the tune of plus 2% to 3% and really feeling effects of the fifth wheels from that standpoint.

Daniel Moore - CJS Securities - Analyst

Very good. And then lastly for now at least the tax rate, you called out in detail that the changes on a backward looking basis for 2017, what should we be thinking about tax rate in light of those changes?

Josh Boone - Patrick Industries - CFO

I would expect 2017 to be about 36% to 36.5% effective tax rate.

Daniel Moore - CJS Securities - Analyst

Got it. I'll jump back in queue. Thank you.

Operator

Our next question comes from Scott Stember from C.L. King.

Scott Stember - C.L. King - Analyst

Good morning guys.

Todd Cleveland - Patrick Industries - CEO

Good morning Scott.

Andy Nemeth - Patrick Industries - President

Good morning Scott.

Scott Stember - C.L. King - Analyst

Could you talk about the acquisition pipeline as we stand right now, obviously, that's been a nice piece of your growth in the past, maybe just talk about the specific industries that you're looking at? Are we still looking at some adjacent markets such as boating and other -- what Marine market or is the focus still on RV?

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Andy Nemeth - Patrick Industries - President

Scott, this is Andy. The acquisition pipeline is still very strong. We look at opportunities in really all three market sectors and adjacent markets. So, certainly in the RV space, we think there's plenty of opportunity and as we have opportunities in the pipeline today, adjacent markets, Marine, certainly with our acquisition of BH in August was a great platform for us to be able to continue to execute in that space.

We developed and partnered with some -- the guys at BH who have phenomenal relationships in that space. So, I think there's a lot of opportunity for us to continue to drive value. So, we see that as an opportunity.

The industrial markets as well have some opportunity. But today, overall, the pipeline, we would consider to be very strong.

Scott Stember - C.L. King - Analyst

Okay. And you guys threw out a number of $21 million of the acquisition contribution, was that for the full company for the quarter, $21 million?

Josh Boone - Patrick Industries - CFO

No. Scott, this is Josh. We talked about $92 million of 2016 contribution from acquisitions in revenue for the year.

Scott Stember - C.L. King - Analyst

Do you have a number for the fourth quarter?

Josh Boone - Patrick Industries - CFO

Yes, it was $37 million for 2016 acquisitions.

Andy Nemeth - Patrick Industries - President

Sigma Wire and KRA, Scott, were $21 million annualized.

Scott Stember - C.L. King - Analyst

Okay. Got it. And maybe just going back to the margins, maybe just talk about on the labor front, a couple years ago we saw a dearth of qualified workers and across the industry we saw -- everybody had some issues with retaining people, maybe just talk about how this stacks up versus the last time? And you talked about I guess some of the sweetening pay packages and benefits, maybe some of the things that you guys are doing along those lines? Thanks.

Andy Nemeth - Patrick Industries - President

Sure. Scott, this is Andy again. As it relates to capacity and labor, we talked in our last earnings call related to adding capacity to be able to support increasing demand on the OEM side and we did that. We focused heavily on that in Q3 and in Q4 from an equipment perspective and from a facility perspective.

On the labor side, we really started to dive into that in Q3. I think when we talked earlier on the other call, with shipments in August and September that were up 32% and 21%, respectively. Those are very, very strong month as we kind of headed into the show season.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Then we saw little bit of a lull in October where shipments were up 15%. So, we kind of caught our breath as it relates to labor. But we're still implementing some labor efficiency and talent planning initiatives.

And then November and December with the strength that we saw there with shipments up 27% and 18%, we were in the process of implementing those talent planning and retention initiatives, which included some wage increases, which included a lot of work inside the plants to make sure that we were talking to our employees and making sure that we were taking care of them and making sure that we were understanding the working environment, so that we can plan for the additional capacity expansion going into 2017. So, a lot of moving parts in Q3 and then in Q4, related to labor that we've been addressing over the course of the last -- really quarter and quarter and a half.

Todd Cleveland - Patrick Industries - CEO

And Scott this is Todd. I just want echo kind of what Andy said related to labor. I mean I think of -- when I look over the last couple of years, to me this is one of the most exciting opportunities we have to really streamline things and improve things.

So, the things that we did from an employee retention and kind of initiatives that we put in place starting in the third quarter, I really feel like we're starting to take hold and have some traction and really looking forward to seeing the team continue that through 2017.

Scott Stember - C.L. King - Analyst

Got it. And just last question. I know you guys don't give guidance as far as timing within quarters and so forth, but I'm assuming a more normalized production level going forward and that shipments are more modest, when would you expect to start to see the benefits from these labors that you're putting in place right now from a margin and EPS standpoint?

Andy Nemeth - Patrick Industries - President

Scott, we'll expect to see labor efficiencies come through above the line in the gross profit line.

Scott Stember - C.L. King - Analyst

No, I was referring to when -- the timing, are we talking midyear?

Andy Nemeth - Patrick Industries - President

When?

Scott Stember - C.L. King - Analyst

Yes, when. So, just give a sense to model appropriately for the next few quarters?

Andy Nemeth - Patrick Industries - President

Sure. So, we expect to start seeing this continue to improve throughout the course of the first half of the year. So, I would say Q1 and Q2 both will continually see improvement on that side of the business.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Scott Stember - C.L. King - Analyst

Got it. That's all I have. Thanks guys.

Andy Nemeth - Patrick Industries - President

Thank you, Scott.

Operator

Our next question comes from Stephen O'Hara, Sidoti & Company.

Stephen O'Hara - Sidoti and Company, LLC - Analyst

Hi, good morning.

Todd Cleveland - Patrick Industries - CEO

Good morning.

Andy Nemeth - Patrick Industries - President

Hi Steve.

Stephen O'Hara - Sidoti and Company, LLC - Analyst

Can you just talk about the -- and I know you mentioned you had added capacity, but I mean warehouse and delivery was up significantly, was that part of the capacity and maybe what else is driving that? Was that delivery costs or anything like that that creeped up?

Josh Boone - Patrick Industries - CFO

Yes, Steve this is Josh. Warehouse and delivery was up a little bit year-over-year, but it's in line with our trended rate of warehouse and delivery kind of with the mix of our businesses and acquisitions. We expect it to kind of stay on a constant basis from there, but really no significant moving parts from there from the warehouse and delivery, more just kind of acquisition-related and it's been within our trend rates for the last two quarters.

Stephen O'Hara - Sidoti and Company, LLC - Analyst

Okay. And then just going back to the labor. Could you just maybe talk about is it higher -- you're trying to get the turnover lower or just kind of -- it's just getting tougher and tougher to find labor? And maybe what -- how you've done on improving your turnover rates and maybe where you think you can get to on that?

Andy Nemeth - Patrick Industries - President

Steve this is Andy. It's absolutely in the turnover area that we're focused on primarily. We want to make sure that we're able to retain high quality employees and so that's absolutely been the focus.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Stephen O'Hara - Sidoti and Company, LLC - Analyst

Okay. And -- so I mean assuming there's no significant drop-off in the operating cash flow, it would seem like you'd have a decent amount of free cash flow. Can you just talk about your maybe desired uses for that in 2017 or maybe just conceptually how you think about it? Thank you.

Andy Nemeth - Patrick Industries - President

Sure. This is Andy again. We stay disciplined to our capital allocation strategy to utilize our -- both our cash flow and our leverage position to continue to grow the business and so we want to remain flexible and opportunistic in all components of that particular strategy whether it be acquisition, whether it be capital expenditures, expansions, stock repurchases.

So, we're focused on making sure that we can stay opportunistic and in all those initiatives and maintain enough flexibility with our cash flows to be able to do each and every one of those at the same time. So, we're very focused on -- again, I would say growing our topline, continuing to drive synergy value between our businesses and cross-selling opportunities and as well investing in the business to make sure that we're keeping up on a capacity perspective.

So, as we've talked about we're committed to investing in capacity improvements to be able to support the growth that we're expecting in the industry and so that's taken -- I'd say that's raised up on the priority list, but certainly today, I'd tell you that as we look at capital allocation, acquisitions, stock repurchases, CapEx, all are great opportunities for us and then the expansion efforts as well are a tremendous opportunity that we continue to focus on, especially given our brand portfolio.

Stephen O'Hara - Sidoti and Company, LLC - Analyst

Okay. All right. Thank you very much.

Operator

(Operator Instructions)

And we have Daniel Moore from CJS Securities.

Daniel Moore - CJS Securities - Analyst

Thank you again. Just wanted -- I was writing really fast, so I wanted to make sure I heard a couple things. Cash flow from operations, $97 million for the year, is that correct?

Josh Boone - Patrick Industries - CFO

That's correct Dan.

Daniel Moore - CJS Securities - Analyst

So, you generated well north of $5 a share in free cash. Was there significant benefit, we'll see it in the 10K, but significant working capital benefits in Q4 and just talk about your outlook for operating cash flow for next year as well?

Josh Boone - Patrick Industries - CFO

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

Yes. So, it started with the topline of course on the net income line, but there were -- we did leverage our working capital pretty significantly in the quarter relative -- or in the year relative to our sales. So, that was a big driver on the $97 million.

And as far as 2017, we would expect to still generate strong operating cash flows and free cash flows for the year in the tune of that $90 million to $100 million range.

Daniel Moore - CJS Securities - Analyst

Perfect. Appreciate it. I had one other -- I guess it was just in the area of CapEx, the $15 million spent this year and $16 million next year, maybe just give a little bit more detail on whether its specific, whether its footprint capacity, is there any machinery automation things that you can do to help alleviate labor -- just a little bit more detail on where that's going? Appreciate it.

Andy Nemeth - Patrick Industries - President

Sure. Dan this is Andy. The majority of the CapEx is going towards working cells within the manufacturing plants to alleviate bottlenecks and to further automate our processes. So, we're heavily focused on the equipment side within the plant. It's not as much footprint, it is much throughput and being able to capitalize on -- again being able to further automate to soften the impacts of the extremely tight labor market here in Elkhart.

Daniel Moore - CJS Securities - Analyst

Perfect. Thanks again.

Operator

We have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - Patrick Industries - Director of Financial Reporting & IR

Thanks, Silvia. We appreciate everyone for being on the call today and look forward to talking to you again at our first quarter 2017 conference call. A replay of today's call will be archived on Patrick's website, www.patrickind.com under Investor Relations. I'll now turn the call back to our operator.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for participating. And you may now disconnect.

FEBRUARY 16, 2017 / 03:00PM GMT, PATK - Q4 2016 Patrick Industries Inc Earnings Call

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